Exhibit 3.1

FOURTH CERTIFICATE OF AMENDMENT

OF THE

THIRD RESTATED

CERTIFICATE OF INCORPORATION

OF

AVANT IMMUNOTHERAPEUTICS, INC.

            AVANT Immunotherapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST:                       That at a meeting of the Board of Directors of the Corporation on October 19, 2007 resolutions were duly adopted setting forth a proposed amendment of the Third Restated Certificate of Incorporation, as amended, of the Corporation, declaring such amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED:            That the first paragraph of Article FOURTH of the Third Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended to read in its entirety as follows:

“FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is 300,000,000 shares of which (i) 297,000,000 shares shall be common stock, par value $.001 per share (the “Common Stock”) and (ii) 3,000,000 shares shall be preferred stock, par value $.01 per share, all of which shall be designated Class C Preferred Stock (“Class C Stock”) of which 350,000 shall be designated Series C-1 Junior Participating Cumulative Preferred Stock (the “Series C-1 Preferred Stock”).”

SECOND:                 The amendment of the Third Restated Certificate of Incorporation set forth herein was duly authorized by resolution of the Corporation’s Board of Directors and was considered and duly authorized by the stockholders of the Corporation at the Annual Meeting of Stockholders of the Corporation duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:                      That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

                IN WITNESS WHEREOF, AVANT Immunotherapeutics, Inc., a Delaware corporation, has caused this Fourth Certificate of Amendment of the Third Restated Certificate of Incorporation of the Corporation to be signed this 7th day of March, 2008.

AVANT Immunotherapeutics, Inc.

By:	/s/ Una S. Ryan
Name: Una S. Ryan, Ph.D.
Title: President and Chief Executive Officer